Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2024 Second Quarter Results

Completed capital raise of $161.6 million in private placement, to help fund business transformation

Company on-track to exit its fintech depository operations

Bank capital levels meet enhanced regulatory minimum capital ratios

RICHMOND, VA, July 25, 2024 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), today announced financial results for the quarter ended June 30, 2024.

For the quarter ended June 30, 2024, the Company reported a net loss of $11.4 million, or $0.47 per diluted common share, compared to a net loss of $2.9 million, or $0.15 per diluted common share, for the quarter ended March 31, 2024, and compared to a net loss of $8.6 million, or $0.45 per diluted common share, for the second quarter of 2023. The second quarter 2024 loss included a $6.7 million after-tax negative fair value adjustment recorded for an equity investment in a fintech company.

For the year-to-date period ended June 30, 2024, the Company reported a net loss of $14.3 million, or $0.66 per diluted common share, compared to a net loss of $4.6 million, or $0.25 per diluted common share, for the first half of 2023.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

"We are now several quarters into an expansive initiative to address both the remediation requirements of our primary regulator and our goal to restore Blue Ridge Bank to its core strengths and roots as a premier community financial institution. Today, we have a comprehensive strategy that will guide us in ultimately moving beyond our near-term compliance focus to fundamentally strengthen our position and operating profile.

“Many of the decisions we have made over the past few quarters have had a pronounced near-term impact, most notably on our balance sheet, expense levels, and certainly our bottom line. But these decisions are necessary to drive the meaningful and lasting change at Blue Ridge Bank and position us well for the future.

“That said, I believe we are entering a phase where we are seeing some of the fruits of our labor. As we look at our performance, particularly on a sequential basis, certain key metrics are beginning to reflect this progress. For example:

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“Concerning our regulatory remediation efforts, we have moved aggressively to wind down our fintech Banking-as-a-Service (“BaaS”) operations. These plans are on track and are working. Consequently, we have seen steady sequential decreases in BaaS deposits over the past three quarters, and, as of June 30, 2024, BaaS deposits, the majority of our fintech-related deposits, were roughly 7 percent of total deposits – about one-third of what they were this time last year.

“Relatedly, we've seen meaningful sequential reductions in regulatory remediation-related expense levels for the past three quarters. In the second quarter of 2024, these levels were roughly one-third of what they were three quarters ago.

•
“Shrinking the balance sheet to meet liquidity needs and to improve the overall quality and risk profile of our lending portfolio have also been areas of intense focus. While these efforts are ongoing, we have seen a general improvement in our nonperforming loan and asset ratios. As of the end of the 2024 second quarter, the ratio of nonperforming assets to total assets is at its lowest in the past four quarters. As we move forward, we will continue to improve our credit culture and oversight, and to reduce our exposure to non-core loans, while continuing to meet the borrowing needs of our customers.

•
“Lastly, amidst all this change, our core deposits and their costs have been relatively stable going back several quarters. As we continue our efforts to wind down BaaS operations, reducing the level of high-cost BaaS deposits, we anticipate that our overall cost of deposits will decline in the back half of 2024.

“Clearly, we have much more to do, but it is encouraging to see some early indications of progress against strategy, and I am buoyed by the talent and efforts of our leadership team and the culture we are building. As we move forward, we will increasingly be shifting our focus from the completion of remediation efforts to a deeper examination of our operations and identification of areas where we can improve. This is all toward the goal of creating a revitalized and refocused Blue Ridge Bank that is well-positioned for profitable growth.

“Finally, I am pleased to have the capital raise behind us, which positions the Bank to meet its regulatory capital requirements. With the capital raise, we welcomed three new directors, Trevor Montano, Anthony (Tony) R. Scavuzzo, and Ciaran McMullan. I am certain these individuals will make us a better company; their contributions have been meaningful already. And I am grateful for the five directors that will be departing from our board commensurate with our next annual meeting of shareholders. These directors, Mensel D. Dean, Jr., chairman of our board, Larry Dees, Robert S. Janney, Andrew (Drew) C. Holzwarth, and Richard (Rick) A. Farmer, III, have devoted countless hours to our company. I thank these gentlemen for their dedication and guidance over the many years they have served.”

Private Placement Stock Offering

On April 3, 2024 and June 13, 2024, the Company closed private placements in which it issued and sold shares of its common and preferred stock for gross proceeds of $150.0 million and $11.6 million, respectively (collectively, the "Private Placements"). At a special meeting of shareholders held June 20, 2024, the Company’s shareholders approved the conversion of the preferred shares issued in the Private Placements into shares of the Company’s common stock. On June 28, 2024, all outstanding shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series B were automatically converted into shares of the Company’s common stock. The outstanding shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), remained outstanding at June 30, 2024. Subsequent to June 30, 2024, the holder of Series C Preferred Stock received the regulatory non-objection necessary to exchange the shares of Series C Preferred Stock for shares of the Company’s common stock, which the Company intends to complete during the third quarter of 2024. Capital proceeds received, net of issuance costs, from the Private Placements totaled $152.5 million.

The Company intends to use the capital from the Private Placements to propel its near-term strategic initiatives, which include repositioning business lines, supporting organic growth, and further enhancing the Bank’s capital levels, including compliance with the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a tier 1 leverage ratio of 10.0% and a total risk-based capital ratio of 13.0%. As of June 30, 2024, the Bank’s capital ratios exceeded these minimum capital ratios.

Q2 2024 Highlights

(Comparisons for Second Quarter 2024 are relative to First Quarter 2024 unless otherwise noted.)

Net Income:

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The net loss in the quarter was $11.4 million, or $0.47 per diluted common share, compared to a net loss of $2.9 million, or $0.15 per diluted common share, for the prior quarter. Loss before income taxes of $12.1 million in the quarter included a $8.5 million, non-cash, fair value adjustment of an equity investment the Company holds in a fintech company and a provision for credit losses of $3.1 million, compared to a $1.0 million recovery of credit losses in the prior quarter. Excluding the fair value adjustment and the provision for/recovery of credit losses, the Company’s pre-tax loss improved by $3.9 million from the prior quarter.

Asset Quality:

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As a result of an agreement the Company executed in the current quarter to sell a specialty finance loan to a third party, the Company reclassified this loan to loans held for sale in the second quarter at its estimated fair value and recorded a charge-off of substantially all of the reserve held on the loan, which was provisioned for in prior years.

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Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $46.0 million, or 1.57% of total assets, at quarter end compared to $53.2 million, or 1.73% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects payments received on and a charge-off of substantially all of the reserve related to the previously noted specialty finance loan.

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The provision for credit losses was $3.1 million in the quarter compared to a recovery of credit losses of $1.0 million for the prior quarter. The provision in the quarter was related primarily to certain purchased loans and increased reserves for the non-guaranteed portion of government-guaranteed loans, which offset lower reserve needs due to loan portfolio balance reductions. The recovery of provision in the prior quarter was due to lower balances of unfunded loan commitments. Net loan charge-offs were $10.6 million in the quarter, which included the charge-off of the $9.4 million reserve held for the specialty finance loan, as noted previously. This charge-off was the primary driver of a higher net charge-off rate in the quarter of 0.45% compared to 0.04% in the prior quarter, representing an annualized rate of 1.81% and 0.14%, respectively.

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The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.24% at quarter end compared to 1.46% at the prior quarter end. Specific reserves associated with the aforementioned specialty finance loan totaled $0 and $9.6 million at June 30, 2024 and March 31, 2024, respectively.

Capital:

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The ratio of tangible common stockholders’ equity to tangible total assets was 10.3%1, compared to 5.8%1 at the prior quarter end. Tangible book value per common share was $4.101, compared to $9.041 at the prior quarter end. The changes in these measures from the prior quarter reflects the issuance of 53,922,000 shares of common stock pursuant to the Private Placements.

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For the quarter ended June 30, 2024, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 11.02%, 14.13%, 14.13%, and 15.11%, respectively, compared to 7.44%, 9.28%, 9.28%, and 10.51%, respectively, at the prior quarter end. The increase in these ratios primarily reflects a $110.0 million capital contribution to the Bank in the quarter.

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As of June 30, 2024, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Consent Order.

Net Interest Income / Net Interest Margin:

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Net interest income was $20.1 million, a decline of $0.3 million from the prior quarter, primarily due to a decline in average balances of interest-earning assets, partially offset by lower average balances of and rates paid on fintech-related deposits and lower average balances of borrowings. Net interest margin improved in the quarter to 2.79% from 2.75% in the prior quarter.

Noninterest Income / Noninterest Expense:

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Noninterest income was $0.3 million, including the $8.5 million previously noted negative fair value adjustment for an equity investment, compared to noninterest income of $7.8 million for the prior quarter. Excluding the fair value adjustment, higher noninterest income in the quarter was primarily due to positive fair value adjustments on mortgage servicing rights assets, which were $2.0 million, due to the change in future interest rate expectations. Lower other noninterest income was primarily due to lower income from fintech and other investments in the quarter.

•
Noninterest expense was $29.3 million compared to $32.5 million for the prior quarter, a decrease of $3.1 million. The decrease was primarily due to lower salaries and employee benefits expense and lower regulatory remediation expenses. Salaries and employee benefits expense in the quarter reflected lower headcount, primarily in the Bank’s government guaranteed lending and compliance areas. Lower regulatory remediation expenses reflect the reduction in the use of third-party resources in the Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) area, as the Bank completes certain requirements under the Consent Order.

Income Tax:

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The effective income tax rate for the quarter was 5.1% compared to 12.3% for the prior quarter. The income tax benefit for the quarter includes $2.0 million of provision expense recognized upon surrendering bank-owned life insurance policies, representing the tax effect of the life-to-date income earned on the policies. Taxes on such earnings were previously permanently deferred but became subject to tax upon the surrender of the policies.

Balance Sheet:

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Total assets decreased to $2.93 billion from $3.08 billion at the prior quarter end, a decline of $143.1 million, as the Bank purposefully reduced assets to meet the liquidity needs of the fintech BaaS operations wind down and maturities of wholesale funding. Decreases were primarily in loans held for investment, which declined $134.8 million. Other declines included decreases in other equity investments, other investments, and bank-owned life insurance. In the second quarter, the Company reduced its carrying value of an equity investment in a fintech company, as previously noted, and sold certain of its interests in Small Business Investment Company (“SBIC”) investments. Additionally, the Company surrendered the majority of its bank-owned life insurance policies in the quarter and received a portion of the proceeds. These actions, along with the exit of fintech BaaS operations, support the repositioning of the Bank towards a more traditional community bank model.

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Total deposit balances decreased to $2.33 billion from $2.47 billion at the prior quarter end, a decrease of $139.9 million. This decrease reflects a $96.3 million reduction of fintech-related balances and a $49.4 million reduction in brokered deposits. Core deposit growth was $43.1 million in the quarter, which excludes the loss of a municipality deposit of approximately $37.3 million, which also resulted in the release of collateral held for this relationship. In the first half of 2024, core deposits, excluding the municipal deposit, increased $107.1 million.

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Deposits related to fintech relationships were $206.6 million at June 30, 2024, compared to $303.0 million at the prior quarter end, a decline of $96.3 million. Of the decline, BaaS deposits decreased $100.5 million, partially offset by an increase in fintech corporate deposits. Fintech-related deposits represented approximately 8.9% of total deposits at June 30, 2024 compared to 12.3% of total deposits at the prior quarter end, and 27.1% at June 30, 2023. Excluding wholesale funding, deposits related to fintech relationships represented 11.1% and 15.5% of total deposits at June 30, 2024 and March 31, 2024, respectively. Estimated uninsured deposits as a percentage of total deposits were 17.9% at quarter end compared to 22.4% at the prior quarter end.

•
Loans held for investment were $2.26 billion at quarter end, a decrease of $134.8 million from the prior quarter end, as the Company purposefully and selectively reduced balances of loans and reclassified a specialty finance loan to loans held for sale, as previously noted. The held for investment loan-to-deposit ratio measured 97.1% as of the end of both periods.

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The $65 million borrowing pursuant to the Federal Reserve Bank’s Bank Term Funding Program was repaid at its maturity in the quarter.

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Total stockholders’ equity was $325.6 million at quarter end, an increase of $144.7 million from the prior quarter end, primarily due to $152.5 million of net proceeds from the Private Placements.

Income Statement:

Net interest income was $20.1 million for the second quarter of 2024, compared to $20.3 million for the first quarter of 2024, and $23.9 million for the second quarter of 2023. The decline from the second quarter of 2023 was primarily attributable to lower interest and fee income on loans due to lower average balances, and higher interest expense on deposits due to higher average balances of and rates paid on time deposits. This decline was partially offset by lower average balances and rates paid on interest-bearing demand accounts. The majority of fintech BaaS deposits are in interest-bearing demand accounts.

Average balances of interest-earning assets decreased $80.3 million to $2.89 billion in the second quarter of 2024, relative to the prior quarter, and decreased $178.0 million from the year-ago period. Relative to the prior quarter, the decrease reflected a decline in average balances of loans held for investment and securities. Relative to the year-ago period, the decrease in average interest-earning asset balances was due primarily to lower average balances of loans held for investment. The yield on average loans held for investment was 5.80% for the second quarter of 2024, compared to 6.02% for the first quarter of 2024, and 5.84% for the second quarter of 2023.

Average balances of interest-bearing liabilities decreased $183.6 million to $2.23 billion in the second quarter of 2024, relative to the prior quarter, and decreased $118.7 million from the year-ago period. Relative to the prior quarter, the decrease reflected lower average balances of interest-bearing demand and money market accounts, partially offset by higher average balances of time deposits, primarily attributable to wholesale funding. Relative to the prior year, the decrease primarily reflected lower average interest-bearing demand and money market accounts and time deposits.

Cost of funds was 3.02% for the second quarter of 2024, compared to 3.03% for the first quarter of 2024, and 2.49% for the second quarter of 2023, while cost of deposits was 2.84%, 2.85%, and 2.21%, for the same respective periods. Higher deposit and overall funding costs in the 2024 periods reflect the impact of higher market interest rates and a shift in the mix of funding. Cost of deposits, excluding wholesale deposits, was 2.28% for the quarter compared to 2.20% in the prior quarter and the year-ago period.

Net interest margin was 2.79% for the second quarter of 2024 compared to 2.75% in the prior quarter and 3.12% in the year-ago period. The increase in net interest margin relative to the prior period reflects the impact of a slight decrease in funding costs.

The Company recorded a provision for credit losses of $3.1 million for the second quarter of 2024, compared to a recovery of $1.0 million for the first quarter of 2024, and a provision of $10.0 million for the second quarter of 2023. The provision in the second quarter of 2024 was related primarily to certain purchased loans and increased reserves for the non-guaranteed portion of government-guaranteed loans, which offset lower reserve needs due to loan portfolio balance reductions. The recovery of provision in the first quarter of 2024 was due to lower balances of unfunded loan commitments, while the provision for credit losses in the second quarter of 2023 was primarily attributable to specific reserves on the previously reported group of specialty finance loans.

Noninterest income was $0.3 million for the second quarter of 2024, compared to $7.8 million for the first quarter of 2024, and $9.7 million for the second quarter of 2023. The decrease relative to the first quarter of 2024 was primarily due to the previously noted $8.5 million, non-cash, negative fair value adjustment of an equity investment the Company holds in a fintech company. In the year-ago period, the Company recognized $2.4 million in gains on sale of government guaranteed loans compared to nominal amounts in the 2024 periods.

Noninterest expense was $29.3 million for the second quarter of 2024, compared to $32.5 million for the first quarter of 2024, and $34.1 million for the second quarter of 2023. Noninterest expense decreased $3.1 million from the prior quarter and decreased $4.7 million from the year-ago period. The decrease relative to the first quarter of 2024 was primarily driven by lower salaries and employee benefits and lower regulatory remediation expenses. The decrease relative to the year-ago period primarily reflects lower legal and regulatory filing expenses, primarily attributable to corporate, employee benefit plans, and other employment matters in the 2023 period, and lower other contractual services expenses, as the Bank outsourced more BSA/AML compliance services to augment its compliance staff in the prior year.

Balance Sheet:

Loans held for investment were $2.26 billion at June 30, 2024, compared to $2.39 billion at March 31, 2024, and $2.45 billion at June 30, 2023. These declines are attributable to the Company’s plan to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS operations wind down.

Total deposits were $2.33 billion at June 30, 2024, a decrease of $139.9 million from the prior quarter end, and a decrease of $287.3 million from the year-ago period. Relative to the prior quarter end, the decrease reflected lower interest-bearing demand and money market deposits, primarily attributable to fewer fintech relationships and, to a lesser extent, decreases in noninterest-bearing deposits. These declines were partially offset by higher time deposits, primarily wholesale deposits. Fintech-related deposits declined $96.3 million in the second quarter of 2024 as the Company winds down its fintech BaaS depository operations. Excluding fintech-related deposits and wholesale funding, total deposits during the quarter increased $5.8 million from the prior quarter end. This increase reflects the loss of a $37.3 million municipality deposit, allowing the release of the collateral held for it. In the first half of 2024, deposits excluding fintech-related and wholesale funding, increased $69.8 million.

The Company previously reported that it had submitted to the Federal Deposit Insurance Corporation (the “FDIC”) an application for a waiver of the prohibition on the acceptance, renewal, or rollover of brokered deposits. Such prohibition was a result of the Consent Order. Subsequent to the end of the second quarter, the Bank received approval from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits. The approval is for a period of time and total amount.

Noninterest-bearing deposits represented 20.2%, 20.1%, and 22.0% of total deposits at June 30, 2024, March 31, 2024, and June 30, 2023, respectively. Fintech-related balances represented 8.9%, 12.3%, and 27.1% of total deposits as of the same respective periods.

The held for investment loan to deposit ratio was 97.1% at both June 30, 2024 and the prior quarter end, and 93.9% at the year-ago period-end. The increase on a comparative basis was due primarily to lower total deposit levels attributable to lower fintech-related balances.

Fintech Operations:

Interest and fee income related to fintech partnerships represented approximately $1.9 million, $1.7 million, and $3.4 million of total revenue for the second quarter of 2024, the first quarter of 2024, and the second quarter of 2023, respectively. Deposits related to fintech relationships were $206.6 million at June

30, 2024, compared to $303.0 million at the prior quarter end, and $707.6 million at June 30, 2023. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $20.9 million as of June 30, 2024.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition, capital position, and operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could diﬀer materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s ﬁnancial performance to diﬀer materially from that expressed in such forward-looking statements:

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the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
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the eﬀects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and ﬁscal policies, interest rates and inﬂation;
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the impact of, and the ability to comply with, the terms of the Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
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the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
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the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;

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reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
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the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with OCC directives and applicable laws and regulations, maintaining deposit levels and the quality of loans associated with these relationships and, in certain cases, winding down certain of these partnerships;
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the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-oﬀs;
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the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
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the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or the banking industry's reputation becomes damaged;
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the ability to maintain capital levels adequate to support the Company's business and to comply with OCC directives;
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the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
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changes in consumer spending and savings habits;
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the willingness of users to substitute competitors’ products and services for the Company’s products and services;
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deposit flows;
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changes in technological and social media;
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potential exposure to fraud, negligence, computer theft, and cyber-crime;
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adverse developments in the banking industry generally, such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
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changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
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the impact of changes in ﬁnancial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate, and insurance, and the application thereof by regulatory bodies;
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the eﬀect of changes in accounting standards, policies, and practices as may be adopted from time to time;
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estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
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geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;
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the occurrence or continuation of widespread health emergencies or pandemics, signiﬁcant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
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other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) June 30, 2024	December 31, 2023 (1)
Assets
Cash and due from banks	$124,607	$110,491
Restricted cash	5,924	10,660
Federal funds sold	5,219	4,451
Securities available for sale, at fair value	307,427	321,081
Restricted equity investments	18,236	18,621
Other equity investments	4,354	12,905
Other investments	21,099	29,467
Loans held for sale	54,377	46,337
Loans held for investment, net of deferred fees and costs	2,259,279	2,430,947
Less: allowance for credit losses	(28,036)	(35,893)
Loans held for investment, net	2,231,243	2,395,054
Accrued interest receivable	14,172	14,967
Premises and equipment, net	21,746	22,348
Right-of-use asset	8,208	8,738
Bank owned life insurance	42,446	48,453
Other intangible assets	4,548	5,382
Mortgage servicing rights, net	29,862	27,114
Deferred tax asset, net	21,051	21,556
Other assets	18,553	19,929
Total assets	$2,933,072	$3,117,554
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$470,128	$506,248
Interest-bearing demand and money market deposits	769,870	1,049,536
Savings	106,619	117,923
Time deposits	979,222	892,325
Total deposits	2,325,839	2,566,032
FHLB borrowings	202,900	210,000
FRB borrowings	—	65,000
Subordinated notes, net	39,822	39,855
Lease liability	8,947	9,619
Other liabilities	29,950	41,059
Total liabilities	2,607,458	2,931,565
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 and 50,000,000 shares authorized at June 30, 2024 and December 31, 2023, respectively; and 73,503,647 and 19,198,379 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	300,976	197,636
Preferred stock, $50 per share par value; 250,000 shares authorized at June 30, 2024 and December 31, 2023, respectively; 2,732 and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	137	—
Additional paid-in capital	50,155	252
Retained earnings	18,829	33,157
Accumulated other comprehensive loss, net of tax	(44,483)	(45,056)
Total stockholders’ equity	325,614	185,989
Total liabilities and stockholders’ equity	$2,933,072	$3,117,554

(1) Derived from audited December 31, 2023 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
			As restated
(Dollars in thousands, except per common share data)	June 30, 2024	March 31, 2024	June 30, 2023
Interest income:
Interest and fees on loans	$36,196	$38,346	$38,326
Interest on taxable securities	2,399	2,438	2,543
Interest on nontaxable securities	62	60	94
Interest on deposit accounts and federal funds sold	1,974	1,687	1,497
Total interest income	40,631	42,531	42,460
Interest expense:
Interest on deposits	17,272	18,485	14,624
Interest on subordinated notes	552	560	547
Interest on FHLB and FRB borrowings	2,722	3,137	3,399
Total interest expense	20,546	22,182	18,570
Net interest income	20,085	20,349	23,890
Provision for credit losses - loans	3,600	—	10,613
Recovery of credit losses - unfunded commitments	(500)	(1,000)	(600)
Total provision for (recovery of) credit losses	3,100	(1,000)	10,013
Net interest income after provision for credit losses	16,985	21,349	13,877
Noninterest income:
Fair value adjustments of other equity investments	(8,537)	(7)	(281)
Residential mortgage banking income	3,090	2,664	3,144
Mortgage servicing rights	2,020	729	1,151
Gain on sale of government guaranteed loans	11	110	2,384
Wealth and trust management	623	520	462
Service charges on deposit accounts	423	398	349
Increase in cash surrender value of BOLI	333	337	292
Bank and purchase card, net	513	242	560
Other	1,832	2,832	1,675
Total noninterest income	308	7,825	9,736
Noninterest expense:
Salaries and employee benefits	14,932	16,045	14,518
Occupancy and equipment	1,303	1,524	1,913
Data processing	896	1,106	1,131
Legal and regulatory filings	363	447	2,753
Advertising and marketing	183	297	337
Communications	1,436	1,173	1,171
Audit and accounting fees	295	1,155	503
FDIC insurance	1,817	1,377	1,246
Intangible amortization	276	287	335
Other contractual services	1,760	1,717	3,218
Other taxes and assessments	588	943	803
Regulatory remediation	1,397	2,644	2,388
Other	4,098	3,759	3,736
Total noninterest expense	29,344	32,474	34,052
Loss before income taxes	(12,051)	(3,300)	(10,439)
Income tax benefit	(616)	(407)	(1,826)
Net loss	$(11,435)	$(2,893)	$(8,613)
Dividends on preferred stock	150	—	—
Net loss attributable to common shareholders	$(11,585)	$(2,893)	$(8,613)
Basic and diluted loss per common share	$(0.47)	$(0.15)	$(0.45)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Six Months Ended
		As restated
(Dollars in thousands, except per common share data)	June 30, 2024	June 30, 2023
Interest income:
Interest and fees on loans	$74,542	$75,457
Interest on taxable securities	4,837	5,171
Interest on nontaxable securities	122	186
Interest on deposit accounts and federal funds sold	3,661	2,536
Total interest income	83,162	83,350
Interest expense:
Interest on deposits	35,757	25,955
Interest on subordinated notes	1,112	1,100
Interest on FHLB and FRB borrowings	5,859	7,209
Total interest expense	42,728	34,264
Net interest income	40,434	49,086
Provision for credit losses - loans	3,600	9,503
Recovery of credit losses - unfunded commitments	(1,500)	(1,000)
Total provision for credit losses	2,100	8,503
Net interest income after provision for credit losses	38,334	40,583
Noninterest income:
Fair value adjustments of other equity investments	(8,544)	(332)
Residential mortgage banking income	5,754	6,344
Mortgage servicing rights	2,749	(746)
Gain on sale of government guaranteed loans	121	4,793
Wealth and trust management	1,143	894
Service charges on deposit accounts	821	692
Increase in cash surrender value of BOLI	670	574
Bank and purchase card, net	755	900
Other	4,664	3,900
Total noninterest income	8,133	17,019
Noninterest expense:
Salaries and employee benefits	30,977	29,807
Occupancy and equipment	2,827	3,482
Data processing	2,002	2,477
Legal and regulatory filings	810	3,987
Advertising and marketing	480	623
Communications	2,609	2,302
Audit and accounting fees	1,450	649
FDIC insurance	3,194	1,975
Intangible amortization	563	690
Other contractual services	3,477	4,157
Other taxes and assessments	1,531	1,605
Regulatory remediation	4,041	3,522
Other	7,857	7,623
Total noninterest expense	61,818	62,899
Loss before income taxes	(15,351)	(5,297)
Income tax benefit	(1,023)	(654)
Net loss	$(14,328)	$(4,643)
Dividends on preferred stock	150	—
Net loss attributable to common shareholders	$(14,478)	$(4,643)
Basic and diluted loss per common share	$(0.66)	$(0.25)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
					As restated
(Dollars and shares in thousands, except per common share data)	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statement Data:	2024	2024	2023	2023	2023
Interest income	$40,631	$42,531	$43,160	$42,485	$42,460
Interest expense	20,546	22,182	21,397	20,293	18,570
Net interest income	20,085	20,349	21,763	22,192	23,890
Provision for (recovery of) credit losses	3,100	(1,000)	2,770	11,050	10,013
Net interest income after provision for loan losses	16,985	21,349	18,993	11,142	13,877
Noninterest income	308	7,825	4,107	7,415	9,736
Noninterest expenses, excluding goodwill impairment	29,344	32,474	30,583	37,795	34,052
Goodwill impairment	—	—	—	26,826	—
Loss before income taxes	(12,051)	(3,300)	(7,483)	(46,064)	(10,439)
Income tax benefit	(616)	(407)	(1,724)	(4,693)	(1,826)
Net loss	(11,435)	(2,893)	(5,759)	(41,371)	(8,613)
Dividends on preferred stock	150	—	—	—	—
Net loss attributable to common shareholders	(11,585)	(2,893)	(5,759)	(41,371)	(8,613)
Per Common Share Data:
Loss per common share - basic and diluted	$(0.47)	$(0.15)	$(0.30)	$(2.18)	$(0.45)
Book value per common share	4.15	9.24	9.69	9.53	12.21
Tangible book value per common share - Non-GAAP	4.10	9.04	9.47	9.30	10.55
Balance Sheet Data:
Total assets	$2,933,072	$3,076,187	$3,117,554	$3,262,713	$3,214,424
Average assets	3,085,137	3,164,932	3,165,886	3,249,112	3,277,283
Average interest-earning assets	2,886,186	2,966,491	2,979,065	3,038,795	3,064,104
Loans held for investment	2,259,279	2,394,089	2,430,947	2,446,370	2,454,431
Allowance for credit losses	28,036	35,025	35,893	49,631	38,567
Purchase accounting adjustments (discounts) on acquired loans	4,408	4,873	5,117	5,831	6,381
Loans held for sale	54,377	34,902	46,337	69,640	64,102
Securities available for sale, at fair value	307,427	314,394	321,081	313,930	340,617
Noninterest-bearing demand deposits	470,128	496,375	506,248	572,969	575,989
Fintech Banking-as-a-Service ("BaaS") deposits	172,456	272,973	370,968	493,009	468,719
Total deposits	2,325,839	2,465,776	2,566,032	2,776,151	2,613,094
Subordinated notes, net	39,822	39,838	39,855	39,871	39,888
FHLB and FRB advances	202,900	345,000	275,000	215,000	284,100
Average interest-bearing liabilities	2,228,071	2,411,683	2,362,774	2,354,360	2,346,722
Total stockholders' equity	325,614	180,906	185,989	182,837	231,271
Average stockholders' equity	318,042	183,901	223,840	238,530	257,117
Weighted average common shares outstanding - basic	24,477	19,178	19,033	19,015	18,851
Weighted average common shares outstanding - diluted	24,477	19,178	19,033	19,015	18,851
Financial Ratios:
Return on average assets (1)	-1.48%	-0.37%	-0.73%	-5.09%	-1.05%
Return on average equity (1)	-14.38%	-6.29%	-10.29%	-69.38%	-13.40%
Total loan to deposit ratio	99.5%	98.5%	96.5%	90.6%	96.4%
Held for investment loan-to-deposit ratio	97.1%	97.1%	94.7%	88.1%	93.9%
Fintech BaaS deposits to total deposits ratio	7.4%	11.1%	14.5%	17.8%	17.9%
Net interest margin (1)	2.79%	2.75%	2.92%	2.92%	3.12%
Cost of deposits (1)	2.84%	2.85%	2.73%	2.46%	2.21%
Cost of funds (1)	3.02%	3.03%	2.91%	2.73%	2.49%
Efficiency ratio	143.9%	115.3%	118.2%	127.7%	101.3%
Regulatory remediation expenses	1,397	2,644	3,155	3,782	2,388
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	10.3%	5.8%	7.1%	7.3%	7.8%
Allowance for credit losses to loans held for investment	1.24%	1.46%	1.48%	2.03%	1.57%

Ratio of net charge-offs to average loans outstanding (1)	1.81%	0.14%	2.84%	0.09%	1.28%
Nonperforming loans to total assets	1.57%	1.73%	2.02%	2.51%	2.54%
Nonperforming assets to total assets	1.57%	1.73%	2.02%	2.51%	2.54%
Nonperforming loans to total loans	1.99%	2.19%	2.55%	3.25%	3.41%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$325,614	$180,906	$185,989	$182,837	$231,271
Less: preferred stock (including additional paid-in capital)	(20,605)	—	—	—	—
Common stockholders' equity	$305,009	$180,906	$185,989	$182,837	$231,271
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,552)	(3,913)	(4,179)	(4,286)	(31,427)
Tangible common equity (Non-GAAP)	$301,456	$176,993	$181,810	$178,551	$199,844
Total common shares outstanding	73,504	19,584	19,198	19,192	18,934
Book value per common share	$4.15	$9.24	$9.69	$9.53	$12.21
Tangible book value per common share (Non-GAAP)	4.10	9.04	9.47	9.30	10.55

Tangible Common Equity to Tangible Total Assets
Total assets	$2,933,072	$3,076,187	$3,117,554	$3,262,713	$3,214,424
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,552)	(3,913)	(4,179)	(4,286)	(31,427)
Tangible total assets (Non-GAAP)	$2,929,520	$3,072,274	$3,113,375	$3,258,427	$3,182,997
Tangible common equity (Non-GAAP)	$301,456	$176,993	$181,810	$178,551	$199,844
Tangible common equity to tangible total assets (Non-GAAP)	10.3%	5.8%	5.8%	5.5%	6.3%

(1) Annualized.
(2) Excludes mortgage servicing rights.